Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2014, and for the nine months ended September 30, 2015, combine the historical consolidated statements of operations of Centene and Health Net, giving effect to the merger and the transactions contemplated thereby as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015, combines the historical consolidated balance sheets of Centene and Health Net, giving effect to the merger and the transactions contemplated thereby as if they had occurred on September 30, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger and the transactions contemplated thereby, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	separate historical financial statements of Centene as of, and for the year ended, December 31, 2014, and the related notes included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	separate historical financial statements of Health Net as of, and for the year ended, December 31, 2014, and the related notes included in Exhibit 99.1 to Centene’s Current Report on Form 8-K filed with the SEC on January 26, 2016;

•	separate historical financial statements of Centene as of September 30, 2015, and for the nine months ended, September 30, 2015 and 2014, and the related notes included in Centene’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015; and

•	separate historical financial statements of Health Net as of September 30, 2015 and for the nine months ended, September 30, 2015 and 2014, and the related notes included in Exhibit 99.2 to Centene’s Current Report on Form 8-K filed with the SEC on January 26, 2016.

The unaudited pro forma condensed combined financial information has been prepared by Centene using the acquisition method of accounting in accordance with GAAP. Centene has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The proposed merger has not yet received the necessary approvals from certain governmental authorities, and under certain relevant laws and regulations, before completion of the merger, there are certain limitations regarding what Centene can learn about Health Net. The assets and liabilities of Health Net have been measured based on various preliminary estimates using assumptions that Centene believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

Centene intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Centene and Health Net would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(In millions, except share data)

	Centene	Health Net	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$14,198	$13,361	$(198	)(h)	$27,361
Service	1,469	604	—		2,073

Premium and service revenues	15,667	13,965	(198)		29,434
Premium tax and health insurer fee	893	—	198	(h)	1,091

Total revenues	16,560	13,965	—		30,525

Expenses:
Medical costs	12,678	11,308	59	(h)	24,045
Cost of services	1,280	537	—		1,817
General and administrative expenses	1,314	1,844	(228	)(b), (e), (h)	2,930
Premium tax expense	698	—	191	(h)	889
Health insurer fee expense	126	—	141	(h)	267
Asset impairment	—	88	—		88

Total operating expenses	16,096	13,777	163		30,036

Earnings from operations	464	188	(163)		489
Other income (expense):
Investment and other income	28	43	7	(a)	78
Interest expense	(35)	(31)	(137	)(c), (d)	(203)

Earnings from continuing operations, before income tax expense	457	200	(293)		364
Income tax expense (benefit)	196	54	(111	)(f)	139

Earnings from continuing operations, net of income tax expense	261	146	(182)		225
Discontinued operations, net of income tax expense	3	—	—		3

Net earnings	264	146	(182)		228
(Earnings) loss attributable to noncontrolling interests	7	—	—		7

Net earnings attributable to common stockholders	$271	$146	$(182)		$235

Amounts attributable to common stockholders:
Earnings from continuing operations, net of income tax expense	$268	$146	$(182)		$232
Discontinued operations, net of income tax expense	3	—	—		3

Net earnings	$271	$146	$(182)		$235

Net earnings per common share:
Basic:
Continuing operations	$2.30	$1.83			$1.40
Discontinued operations	0.03	—			0.02

Basic earnings per common share	$2.33	$1.83			$1.42

Diluted:
Continuing operations	$2.23	$1.80			$1.36
Discontinued operations	0.02	—			0.02

Diluted earnings per common share	$2.25	$1.80			$1.38

Weighted average number of common stock outstanding:
Basic	116,345,764	79,602,145	(30,522,222	)(g)	165,425,687
Diluted	120,360,212	80,776,941	(30,861,421	)(g)	170,275,732

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

(In millions, except share data)

	Centene	Health Net	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$13,974	$11,702	$(252	)(h)	$25,424
Service	1,434	456	—		1,890

Premium and service revenues	15,408	12,158	(252)		27,314
Premium tax and health insurer fee	1,050	—	252	(h)	1,302

Total revenues	16,458	12,158	—		28,616

Expenses:
Medical costs	12,475	9,825	45	(h)	22,345
Cost of services	1,234	438	—		1,672
General and administrative expenses	1,309	1,564	(295	)(b), (e), (h)	2,578
Premium tax expense	794	—	198	(h)	992
Health insurer fee expense	161	—	175	(h)	336
Asset impairment	—	2	—		2

Total operating expenses	15,973	11,829	123		27,925

Earnings from operations	485	329	(123)		691
Other income (expense):
Investment and other income	27	49	5	(a)	81
Interest expense	(32)	(25)	(103	)(c), (d)	(160)

Earnings from continuing operations, before income tax expense	480	353	(221)		612
Income tax expense (benefit)	234	204	(63	)(f)	375

Earnings from continuing operations, net of income tax expense	246	149	(158)		237
Discontinued operations, net of income tax expense (benefit)	—	—	—		—

Net earnings	246	149	(158)		237
(Earnings) loss attributable to noncontrolling interests	(2)	—	—		(2)

Net earnings attributable to common stockholders	$244	$149	$(158)		$235

Amounts attributable to common stockholders:
Earnings from continuing operations, net of income tax expense	$244	$149	$(158)		$235
Discontinued operations, net of income tax expense (benefit)	—	—	—		—

Net earnings	$244	$149	$(158)		$235

Net earnings (loss) per common share:
Basic:
Continuing operations	$2.05	$1.93			$1.40
Discontinued operations	—	—			—

Basic earnings per common share	$2.05	$1.93			$1.40

Diluted:
Continuing operations	$1.99	$1.90			$1.36
Discontinued operations	—	—			—

Diluted earnings per common share	$1.99	$1.90			$1.36

Weighted average number of common stock outstanding:
Basic	118,970,853	77,182,568	(28,102,645	)(g)	168,050,776
Diluted	122,904,476	78,311,254	(28,599,773	)(g)	172,615,957

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(In millions, except share data)

	Centene	Health Net	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,665	$973	$58	(d)	$2,696
Premium and related receivables	1,281	1,429	—		2,710
Short term investments	162	2,221	—		2,383
Other current assets	488	386	—		874

Total current assets	3,596	5,009	58		8,663
Long term investments	1,992	20	—		2,012
Restricted deposits	106	—	—		106
Property, software and equipment, net	488	139	(101	)(c)	526
Goodwill	849	559	2,529	(a)	3,937
Intangible assets, net	161	10	1,490	(b)	1,661
Other long term assets	130	286	—		416

Total assets	$7,322	$6,023	$3,976		$17,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$2,144	$1,684	$—		$3,828
Accounts payable and accrued expenses	1,035	1,543	147	(e)	2,725
Return of premium payable	313	—	—		313
Unearned revenue	66	121	—		187
Current portion of long term debt	5	—	—		5

Total current liabilities	3,563	3,348	147		7,058
Long term debt	1,276	610	2,307	(d), (f)	4,193
Other long term liabilities	274	278	487	(g)	1,039

Total liabilities	5,113	4,236	2,941		12,290
Commitments and contingencies
Redeemable noncontrolling interests	156	—	—		156
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock (1)	—	—	—	(h)	—
Additional paid-in capital	909	1,489	1,456	(h)	3,854
Accumulated other comprehensive loss	(2)	(6)	6	(j)	(2)
Retained earnings	1,247	2,758	(2,881	)(i)	1,124
Treasury stock, at cost	(103)	(2,454)	2,454	(h)	(103)

Total stockholders’ equity attributable to common stockholders	2,051	1,787	1,035		4,873
Noncontrolling interest	2	—	—		2

Total stockholders’ equity	2,053	1,787	1,035		4,875

Total liabilities and stockholders’ equity	$7,322	$6,023	$3,976		$17,321

(1)	On an historical basis, share information of Centene is as follows: 200,000,000 shares authorized; 119,201,560 shares issued and outstanding. On a pro forma combined basis, share information is as follows: 200,000,000 shares authorized 168,264,181 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(IN MILLIONS, EXCEPT SHARE DATA)

1. Description of Transaction

On July 2, 2015, Centene, Chopin Merger Sub I, Inc. (“Merger Sub I”), Chopin Merger Sub II, Inc. (“Merger Sub II”) and Health Net entered into the merger agreement.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub I will merge with and into Health Net, with Health Net continuing as the surviving entity and a direct wholly owned subsidiary of Centene. In addition, immediately following the completion of the merger and contingent upon Health Net’s receipt before the effective time of the merger of an opinion from Health Net’s outside legal counsel, that the mergers will constitute a reorganization under Section 368(a) of the Code, Health Net, as the surviving entity of the merger, will merge with and into Merger Sub II, with Merger Sub II surviving the subsequent merger as the surviving corporation.

In the merger, each share of Health Net common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) any shares of Health Net common stock owned or held directly or indirectly by Centene, Health Net (including as treasury stock), Merger Sub I or Merger Sub II that will be cancelled upon completion of the merger, (ii) shares related to Health Net stock options, restricted stock units or performance share awards and (iii) any shares of Health Net common stock with respect to which appraisal rights are properly demanded and not withdrawn under the DGCL) will be converted into the right to receive $28.25 in cash and 0.622 of a validly issued, fully paid non-assessable share of Centene common stock. The exchange ratio will be adjusted appropriately to fully reflect the effect of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction (including any exercise of rights issued pursuant to the Health Net rights agreement), or any stock dividend declared thereon, with respect to the shares of either Centene common stock or Health Net common stock, with a record date prior to completion of the merger. No fractional shares of Centene common stock will be issued in connection with the merger. Instead of receiving any fractional shares, each holder of Health Net common stock will be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Centene common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Centene stock value. Centene stockholders will continue to own their existing shares of common stock of Centene, which will not be changed by the transaction.

At the effective time of the merger, each option to purchase Health Net common stock that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not then vested or exercisable, shall be cancelled in exchange for a cash payment of $28.25 for each share of Health Net common stock subject to the option, generally reduced by an amount of cash equal to any applicable withholding taxes, and 0.622 of a validly issued, fully paid and non-assessable share of Centene common stock for each share of Health Net common stock subject to the option, generally reduced by a number of shares of Centene common stock with a Centene stock value equal to the aggregate exercise price of the option.

At the effective time of the merger, each Health Net restricted stock unit and Health Net performance share award that is outstanding immediately prior to the effective time of the merger and either (i) is vested as of immediately prior to the effective time of the merger in accordance with the vesting schedule contained therein as in effect on the date of the merger agreement or (ii) becomes vested solely as a result of the consummation of the transactions contemplated by the merger agreement as a result of a non-discretionary vesting acceleration provision contained therein as of the date of the merger agreement shall be cancelled and automatically converted into the right to receive the merger consideration. Each other Health Net restricted stock unit or performance share award that is outstanding immediately prior to the effective time of the merger shall continue to have, and be subject to, the same terms and conditions (including the vesting schedule) as were applicable to such award immediately prior to the effective time of the merger, except that each such award will be adjusted based on an exchange ratio contained in the merger agreement and will thereafter relate to shares of Centene common stock rather than shares of Health Net common stock.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Centene and Health Net. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Centene may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Centene’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Centene. Financial statements and reported results of operations of Centene issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Health Net.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Centene and Health Net are estimated to be approximately $115 million and $50 million, respectively, of which $18 million had been incurred as of September 30, 2015. Acquisition-related transaction costs expected to be incurred by Centene include estimated fees related to a bridge financing commitment agreement. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Centene projects that cost synergies of approximately $75 million and $150 million will result in the first and second year following the merger, there can be no assurance that these cost synergies will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings, which are projected to be approximately $40 million to $50 million over a period of two years following completion of the merger. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.

3. Accounting Policies

At completion of the merger, Centene will review Health Net’s accounting policies. As a result of that review, Centene may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Centene is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies other than reclassifications detailed in Note 6.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Health Net:

	Conversion Calculation	Estimated Fair Value (in millions)	Form of Consideration
Consideration Transferred:
Number of shares of Health Net common stock outstanding at January 15, 2016 (in millions)	77.3
Multiplied by Centene’s share price at January 15, 2016 multiplied by the exchange ratio ($60.91*0.622)	$37.89	$2,929	Centene Common stock
Multiplied by the per common share cash consideration	$28.25	$2,184	Cash

Number of shares underlying Health Net stock options outstanding (vested and unvested) as of January 15, 2016, expected to be canceled (in millions)	1.4
Multiplied by Centene’s share price at January 15, 2016 multiplied by the exchange ratio ($60.91*0.622), less the weighted-average exercise price of such stock options	$6.07	$8	Centene Common stock
Multiplied by the per common share cash consideration	$28.25	$40	Cash

Number of Health Net performance share units and restricted stock units outstanding at January 15, 2016 and expected to be canceled (in millions)	0.2
Multiplied by Centene’s share price at January 15, 2016 multiplied by the exchange ratio ($60.91*0.622)	$37.89	$8	Centene Common stock
Multiplied by the per common share cash consideration	$28.25	$6	Cash

Estimate of Total Consideration Expected to be Transferred (a)		$5,175

Certain amounts may reflect rounding adjustments.

(a)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value for the common share component of the purchase consideration and a per share equity component different from the $37.89 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Centene common stock on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $299 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease in goodwill.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Centene in the merger, reconciled to the estimate of total consideration expected to be transferred:

At September 30, 2015
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$1,787
Less historical:
Goodwill	(559)
Intangible assets	(10)
Capitalized internal-use software	(101)
Deferred tax assets on outstanding equity awards	(6)
Deferred tax liabilities on historical internal-use software	41
Deferred tax liabilities on historical intangible assets	17

Adjusted book value of net assets acquired	1,169
Goodwill (a)	3,088
Identified intangible assets (b)	1,500
Deferred tax liabilities (c)	(563)
Fair value adjustment to debt (d)	(19)
Property and equipment (e)	—

Consideration transferred	$5,175

(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(b)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Centene’s ability to obtain specific information about the Health Net intangible assets prior to completion of the merger.

At this time, Centene does not have sufficient information as to the amount, timing and risk of cash flows of all of Health Net’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Health Net’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Health Net’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
State and Federal Contracts	$800
Customer lists	200
Provider networks	250
Trademarks / trade names	150
Technology	100

Total	$1,500	10

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Centene has full access to information about Health Net’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Centene only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Health Net intangible assets and/or to the estimated weighted-average useful lives from what Centene has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Centene’s estimate of associated amortization expense.

(c)	As of completion of the merger, Centene will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

Estimated fair value of identifiable intangible assets to be acquired	$1,500
Estimated fair value adjustment of debt to be assumed	(19)

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$1,481

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 38% (*)	$563

(*)	Centene assumed a 38% tax rate when estimating the deferred tax aspects of the acquisition.
(d)	As of completion of the merger, debt is required to be measured at fair value. Centene has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.
(e)	As of completion of the merger, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Centene does not have sufficient information at this time as to the specific nature, age, condition or location of Health Net’s property and equipment, and Centene does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Centene has assumed that the current Health Net book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the merger is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	For purposes of these unaudited pro forma condensed combined financial statements, Centene estimated additional interest income associated with adjusting the amortized cost of Health Net’s investment portfolio to fair value as of completion of the merger. Additional interest income due to fair value adjustments to the investment portfolio under the acquisition method of accounting is estimated to be approximately $7 million and $5 million for the year ended December 31, 2014 and for the nine months ended September 30, 2015, respectively.

(b)	To adjust intangible amortization expense, as follows:

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
Eliminate Health Net’s historical intangible asset amortization expense	$(3)	$(2)
Estimated intangible asset amortization(*)	150	113

Estimated adjustment to intangible asset amortization expense	$147	$111

(*)	Assumes an estimated $1.5 billion of finite-lived intangibles and a weighted average amortization period of 10 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed).

(c)	Centene estimates additional interest expense of approximately $6 million in the year ended December 31, 2014 and $5 million for the nine months ended September 30, 2015, related to the amortization of debt issuance costs associated with the approximately $2.27 billion of long term debt securities Centene expects to issue to finance the merger. Issuance costs related to those long term debt securities are assumed to be amortized over an estimated weighted average term of approximately six years.

(d)	Centene estimates additional interest expense of $131 million in the year ended December 31, 2014 and $98 million in the nine months ended September 30, 2015, associated with debt issued to finance the merger and the amortization of the estimated fair value adjustment to Health Net’s debt:

•	Additional interest expense of approximately $137 million in the year ended December 31, 2014 and $103 million in the nine months ended September 30, 2015, based on approximately $2.27 billion of long term fixed-rate debt securities Centene expects to issue to partially fund the merger and approximately $275 million of additional borrowings under its revolving credit agreement. The calculation of interest expense on the long term debt securities assumes maturity tranches between five and eight years. The calculation also assumes a total estimated weighted average annual interest rate of 5.36%, including the impact of interest rate swaps pursuant to which up to approximately $1.6 billion of the aggregate principal amount of such long-term debt securities will be effectively swapped for an equivalent notional amount of floating rate debt. If interest rates were to increase or decrease by 0.25% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $6 million in 2014 and $5 million in the nine months ended September 30, 2015.

•	In connection with the merger, Centene expects to amend its unsecured $500 million revolving credit agreement to increase the available commitments to $1.0 billion. Centene expects to draw approximately $275 million on the facility and assumes that it would have incurred an estimated $2 million and $2 million of facility fees on the incremental commitment in the year ended December 31, 2014 and for the nine months ended September 30, 2015, respectively, which is reflected in the respective pro forma adjustments to interest expense for these periods.

•	Additional interest expense associated with incremental debt issued to finance the merger is offset by estimated reductions to interest expense of $6 million in the year ended December 31, 2014 and $5 million in the nine months ended September 30, 2015. These reductions are from the amortization of the estimated fair value adjustment to Health Net’s debt over the remaining weighted-average life of its outstanding debt of 3.4 years. Debt is required to be measured at fair value under the acquisition method of accounting.

•	In connection with the merger, Centene expects to terminate the existing Heath Net revolving credit facility resulting in reduced interest expense of $2 million in the year ended December 31, 2014 and $2 million for the nine months ended September 30, 2015.

(e)	Centene estimates additional stock compensation expense of $16 million in the year ended December 31, 2014 and $12 million for the nine months ended September 30, 2015 related to the amortization of the fair value increase to the Health Net rollover stock awards.

(f)	Centene assumed a blended 38% tax rate when estimating the tax impact of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

In addition, Centene assumed it would become subject to IRS Regulation 162(m)(6) beginning in 2015, with increased income tax expense for the nine months ended September 30, 2015 of approximately $21 million.

(g)	The pro forma basic and diluted earnings per share for the periods presented are based on the average basic and diluted share information of Centene and Health Net. The historical weighted average basic and diluted shares of Health Net were assumed to be replaced by the shares expected to be issued by Centene to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
Centene weighted average shares used to compute basic EPS	116,345,764	118,970,853
Health Net shares outstanding at January 15, 2016, converted at the exchange ratio (77,318,572*0.622)	48,092,152	48,092,152

Combined weighted average basic shares outstanding	164,437,916	167,063,005
Number of Health Net options and restricted shares outstanding at January 15, 2016 to be canceled, converted at the exchange ratio (1,588,056*0.622)	987,771	987,771

Pro forma weighted average basic shares outstanding	165,425,687	168,050,776
Dilutive effect of Centene’s outstanding stock-based compensation awards	4,014,448	3,933,623
Dilutive effect of Health Net’s outstanding stock-based compensation awards, converted at the exchange ratio	835,597	631,558

Pro forma weighted average shares used to compute diluted EPS	170,275,732	172,615,957

(h)	Centene included reclassification adjustments to conform Health Net’s income statement presentation to Centene’s income statement presentation. These reclassifications had no effect to net earnings:

•	Reclassification of $198 million for the year ended December 31, 2014 and $252 million for the nine months ended September 30, 2015 of Premium Tax and Health Insurer Fee Revenue from Premium Revenue.

•	Reclassification of $59 million for the year ended December 31, 2014 and $45 million for the nine months ended September 30, 2015 of Medical Costs from General and Administrative Expenses.

•	Reclassification of $191 million for the year ended December 31, 2014 and $198 million for the nine months ended September 30, 2015 of Premium Tax Expense from General and Administrative Expenses.

•	Reclassification of $141 million for the year ended December 31, 2014 and $175 million for the nine months ended September 30, 2015 of Health Insurer Fee Expense from General and Administrative Expenses.

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate Health Net’s historical goodwill	$(559)
Estimated transaction goodwill	3,088

Total	$2,529

(b)	To adjust intangible assets to an estimate of fair value, as follows:

Eliminate Health Net’s historical intangible assets	$(10)
Estimated fair value of intangible assets acquired	1,500

Total	$1,490

(c)	To eliminate Health Net’s historical capitalized internal use software of $101 million.

(d)	Centene expects to issue approximately $2.5 billion of debt to partially fund the merger, comprised of approximately $2.27 billion of long term debt securities and additional borrowings of approximately $275 million of borrowings on the revolving credit agreement. In connection with the merger, Centene also expects to terminate the existing Heath Net revolving credit facility, resulting in reduced long term debt of $210 million. Centene expects to have $58 million of remaining cash on hand to be used for the acquisition-related transaction costs.

(e)	To record estimated acquisition-related transaction costs. Total acquisition-related transaction costs estimated to be incurred by Centene and Health Net are approximately $102 million and $45 million, respectively. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined income statements.

(f)	To record long term debt issuance costs incurred by Centene to issue debt and to adjust Health Net’s debt to an estimate of fair value, as follows:

Debt issuance costs	$(47)
Estimated fair value increase to debt assumed	19

Total	$(28)

(g)	To adjust tax assets and liabilities as follows:

Eliminate Health Net’s deferred tax liability on intangible assets	$17
Eliminate Health Net’s deferred tax liability on internal-use software	41
Eliminate Health Net’s deferred tax asset on outstanding equity/unit awards	(6)

Estimated transaction deferred tax liability on identifiable intangible assets	(570)
Estimated transaction deferred tax asset for fair value increase to assumed debt	7
Estimate transaction current tax asset for acquisition-related transaction costs	24

Total	$(487)

(h)	To eliminate Health Net’s historical common stock and additional paid-in capital and record the stock portion of the merger consideration as follows:

Eliminate Health Net’s historical common stock, treasury stock and additional paid-in capital	$965
Issuance of Centene common stock	2,945

Total	$3,910

(i)	To eliminate Health Net’s historical retained earnings and to estimate the after-tax portion of the remaining merger-related transaction costs as follows:

Eliminate Health Net’s historical retained earnings	$(2,758)
After-tax transaction costs incurred	(123)

Total	$(2,881)

(j)	To eliminate Health Net’s historical accumulated other comprehensive loss of $6 million.